EXHIBIT B

EXECUTION VERSION

VEMANTI GROUP, INC.

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is dated as of April 1, 2024 by and among Vemanti Group Inc., a Nevada corporation (the “Company”), Mr. Tan Tran, the sole holder of the Company’s Series A Preferred Stock (the “Company Preferred Shareholder”), VinHMS Pte. Ltd., a Singapore private company limited by shares (the “Seller”), and the shareholders of VinHMS (the “Shareholders”). The Company, the Company Preferred Shareholder, and the Shareholders are collectively referred to herein as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement (as defined below).

BACKGROUND

WHEREAS, in connection with this Agreement, the Company, the Company Preferred Shareholder, the Seller and the Shareholders are entering into a Share Exchange Agreement (the “Share Exchange Agreement”), dated as of April 1, 2024, pursuant to which, among other things, the Company shall acquire all of the Seller’s Securities in exchange for shares of Series B Preferred Stock (as defined below) to be issued to the Shareholders;

WHEREAS, each Shareholder and the Company Preferred Shareholder are receiving Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”) upon the Closing, pursuant to the Share Exchange Agreement; and

WHEREAS, as a condition of, and as a material inducement for, the Company, the Company Preferred Shareholder, the Seller and the Shareholders to enter into and consummate the transactions contemplated by the Share Exchange Agreement, the Parties have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), each Shareholder and the Company Preferred Shareholder (each, a “Holder” and, collectively, the “Holders”) irrevocably agrees that it will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or convert or exchange in any manner, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company (any of the foregoing, a “Prohibited Transfer”).

1

EXECUTION VERSION

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-up Shares as one of its equity holders for any purpose. In furtherance of the foregoing, the Company will (i) place a stop order on all Lock-up Shares, including those which may be covered by a registration statement, such order revocable only in strict compliance with this Agreement, and (ii) notify the Company’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For the purposes of this Agreement, the “Lock-up Period” means with respect to the Lock-up Shares, the earlier of (A) the period commencing on the Closing and ending on the date that is twelve (12) months thereafter, and (B) the date on which the Company uplists its securities to NASDAQ, NYSE or another similar national exchange that results in all of the Holders having the right to convert their Series B Preferred Stock into Common Stock of the Company.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to a Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of a Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon the death of a Holder through will or intestacy; (4) by operation of law, including pursuant to an order of a court (including a qualified domestic relations order) or regulatory agency; (5) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period and no filing under the Exchange Act or other public announcements shall be required or shall be voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan during the Lock-up Period (or, to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Shares may be made under such plan during the Lock-up Period),; (6) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase Common Stock or the vesting of share-based awards; or (7) transfers to the Company in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Common Stock, in each case of (1) through (4) above, solely where any such transferee agrees in writing to be bound by the terms of this Agreement prior to such transfer.

2

EXECUTION VERSION

2. Representations and Warranties. Each of the Parties, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other Parties that (a) such Party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such Party and is the binding and enforceable obligation of such Party, enforceable against such Party in accordance with the terms of this Agreement (assuming that this Agreement constitutes a legal, valid and binding obligation of the other Parties), subject to the Remedies Exception, and (c) the execution, delivery and performance of such Party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such Party is a party or to which the assets or securities of such Party are bound.

3. Beneficial Ownership. With the exception of the Common Stock currently held by the Preferred Company Shareholder, each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any securities of the Company (of any class), or any economic interest in or derivative of such equity, other than those securities specified on Schedule A attached hereto. For purposes of this Agreement, the securities of the Company beneficially owned by the Holder as specified on Schedule A hereto are referred to as the “Lock-up Shares.”

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the Parties agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.

5. Termination of the Share Exchange Agreement. This Agreement shall be binding upon each Holder upon such Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the Parties shall not have any rights or obligations hereunder.

6. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.

7. Miscellaneous. The “General Provisions” set forth in Article IX, specifically Sections 9.2 through 9.12 of the Share Exchange Agreement are hereby incorporated and made part hereof, mutatis mutandis; provided, however, that notice to any Holder should be made using the applicable address next to their name as set forth on Schedule A of this Agreement.

[Signature Page Follows]

3

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the date first written above.

VEMANTI GROUP, INC.

By:	/s/ Tan Tran
Name: Tan Tran
Title: Chief Executive Officer

HOLDERS

By:	/s/ Tan Tran
Name: Tan Tran

By:	/s/ Nguyen Van Hoang
Name:Nguyen Van Hoang

By:	/s/ Nguyen Thi Van Trinh
Name: Nguyen Thi Van Trinh, on behalf of Asian Star Trading & Investment PTE. LTD.
Title: Director

[Signature page to Lock-Up Agreement]

EXECUTION VERSION

Schedule A

List of Shareholders and Number of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

Shareholder Name	No. of VMNT Series B Shares
Asian Star Trading & Investment Pte. Ltd.	5,980,000 Series B
Nguyen Van Hoang	3,220,000 Series B
Tan Tran	800,000 Series B
Total	10,000,000 Series B